SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549-1004





                                   FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) January 26, 1998
                                  ----------------




                          GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

















                                    - 1 -

ITEM 5. OTHER EVENTS

         On January 26, 1998, a news release was issued on the subject of fourth quarter consolidated earnings for General Motors Corporation (GM). The news release did not include financial statement footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Annual Report on Form 10-K. Following are the fourth quarter earnings releases for GM, Hughes Electronics Corporation (Hughes), and General Motors Acceptance Corporation (GMAC), all dated January 26, 1998, and the Principal Important Factors Relating To Forward-Looking Statements:

                               GM NEWS RELEASE

GM REPORTS ALL-TIME RECORD NET INCOME OF $6.7 BILLION FOR 1997 CALENDAR YEAR
 . . .  EARNINGS PER SHARE OF $8.70 BEST IN GM HISTORY

          DETROIT -- General Motors Corp. (GM) today reported record consolidated net income for the fourth quarter of 1997 of $1.7 billion, or a record $2.36 per share of GM $1-2/3 par value common stock, compared with $786 million, or $0.92 per share, in the fourth quarter of 1996. Previous records have been adjusted to exclude EDS. All earnings-per-share amounts are basic (see Highlights for diluted earnings-per-share amounts).

          Income for calendar-year-1997 was a record $6.7 billion, or $8.70 per share, compared with $5.0 billion, or $6.07 per share, in 1996, excluding EDS.

          Fully consolidated net sales and revenues totaled $48.4 billion in the fourth quarter of 1997, and $177.7 billion for calendar-year 1997, compared with $40.9 billion in the fourth quarter of 1996, and $164.0 billion for the 1996 calendar year.

          Two significant factors impacted fourth-quarter and calendar-year-1997 financial results -- a gain of $4.3 billion, or $6.08 per share for the fourth quarter, resulting from the December 17, 1997, completion of the strategic restructuring of GM's Hughes Electronics subsidiary (Hughes Transactions), and charges against income totaling $4.0 billion after taxes, or $5.75 per share for the fourth quarter, resulting from GM's ongoing competitiveness studies. The $4.0 billion of after-tax charges against income consisted of $2.4 billion related to under-performing assets, $0.8 billion related to capacity reductions, $0.3 billion related to assets held for disposal, and $0.5 billion of other charges (see Competitiveness Studies and Highlights for more information).

          The remainder of the discussion in this release of corporate and sector results of operations excludes special items (see Highlights and Competitiveness Studies for additional information).

      Income for the fourth quarter of 1997 was $1.5 billion, or $2.03 per share of GM $1-2/3 par value common stock, compared with $848 million, or $1.00 per share, in the fourth quarter of 1996. Calendar-year-1997 income totaled $6.0 billion, or $7.90 per share, compared with $4.7 billion, or $5.74 per share in 1996.

      "GM's strong financial performance reflects our determination to further increase stockholder value and become more competitive in all our business sectors," GM Chairman, Chief Executive Officer and President John F. Smith, Jr., said. "We've made some good progress, but we still have further to go to achieve our financial objectives, including our target for a 5-percent net-profit margin."
                                    - 2 -
      Following is a summary of results from the GM business sectors in 1997:

      - GM North American Operations (GM-NAO) income totaled $636 million in the fourth quarter of 1997, compared with a loss of $117 million in the fourth quarter of 1996. Calendar-year-1997 income totaled $2.3 billion, compared with $333 million in 1996.

      - Delphi Automotive Systems (Delphi) earned $265 million in the fourth quarter of 1997, compared with $56 million in the fourth quarter of 1996. Income totaled $860 million in calendar-year 1997, compared with $728 million in the prior year.

      - GM International Operations (GMIO) fourth-quarter-1997 income totaled $197 million, compared with $353 million in the prior-year period. Calendar-year-1997 income totaled $981 million, compared with $1.5 billion in 1996.

      - General Motors Acceptance Corporation (GMAC) reported net income of $279 million for the fourth quarter of 1997, compared with net income of $274 million in the fourth quarter of 1996. Net income for calendar-year 1997 totaled $1.3 billion, compared with $1.2 billion in 1996.

      - GM completed the previously mentioned restructuring of its Hughes Electronics subsidiary on Dec. 17, 1997. Hughes, as previously structured, earned $251 million in the October 1 through December 17 period of 1997, compared with earnings of $285 million in the fourth quarter of 1996. Calendar-year earnings through Dec. 17, 1997, totaled $1.0 billion, compared with $1.1 billion in calendar-year 1996.

      - Earnings for the recapitalized telecommunications and space business of Hughes Electronics for the period of Dec. 18 through Dec. 31, 1997, totaled $8 million.


       GM CONSOLIDATED FINANCIAL DATA (with financing & insurance operations on an equity basis)

          The corporation's after-tax net-profit margin -- net income as a percentage of net sales and revenues -- was 3.8 percent in the fourth quarter of 1997, and 3.9 percent in calendar-year 1997. That compares with net-profit margins of 2.4 percent and 3.2 percent for the 1996 fourth-quarter and calendar-year periods.

          The corporation's pretax income was $1.8 billion in the fourth quarter of 1997, compared with pretax income of $305 million in the fourth quarter of 1996.

          GM's cash position remained strong during the fourth quarter of 1997. Cash and marketable securities totaled $14.5 billion at Dec. 31, 1997, compared with $17.0 billion at Dec. 31, 1996, and $14.6 billion at Sept. 30, 1997.

          In the fourth quarter of 1997, GM used approximately $900 million in cash to acquire more than 14.3 million shares of GM $1-2/3 par value common stock under the corporation's stock-repurchase program. A total of $3.8 billion in cash was used to repurchase 63.5 million shares during 1997, completing one $2.5 billion repurchase program, and 50 percent of a second $2.5 billion program announced in August 1997.

                                        - 3 -
          Cash contributions to GM's U.S. pension plans during 1997 totaled $1.5 billion, keeping the plans fully funded on an economic basis. The corporation also elected to pre-fund part of its other post-retirement-benefits liability, which is primarily related to post-retirement health-care expenses, by creating a Voluntary Employees' Beneficiary Association (VEBA) trust to which it contributed $3 billion of its cash reserves in December of 1997.

          "Strong cash generation from operations made it possible to continue to support capital-spending programs, adequately fund pension plans, contribute to a VEBA, continue to repurchase shares of GM common stock, and keep an appropriate level of cash reserves," Smith said.

       GM NORTH AMERICAN OPERATIONS (GM-NAO)

          GM North American Operations' fourth-quarter-1997 income totaled $636 million, and calendar-year-1997 income totaled $2.3 billion. That compares with a fourth-quarter-1996 loss of $117 million, and calendar-year income of $333 million.

          GM-NAO's net profit margin was 2.4 percent in the fourth quarter of 1997, and 2.3 percent for calendar-year 1997.

          GM-NAO's pretax income totaled $882 million in the fourth quarter of 1997, compared with a pretax loss of $420 million in the prior-year period. Pretax income totaled $3.3 billion in calendar-year 1997, compared with a pretax loss of $34 million in 1996.

          "We're pleased by the progress of the GM-NAO team as we continue to significantly improve our operating performance," said G. Richard Wagoner, Jr., General Motors executive vice president and president of GM North American Operations. "The 1997 results primarily reflect the success of our new products in the marketplace, and our improving cost competitiveness," Wagoner said.

          "These results are particularly noteworthy given the intensely competitive North American market, where the continued weakness of Asian and European currencies compared with the dollar has given overseas competitors a distinct pricing advantage in the United States, and has intensified the profit pressure on our export programs to Asia and Europe. This all highlights the need for us to continuously focus our efforts on significantly improving our cost position in 1998," Wagoner said.

          GM vehicle deliveries in North America for the fourth quarter of 1997 totaled 1,300,000 units, which resulted in a 30.5-percent share of the North American vehicle market, compared with 1,209,000 units, and a 30.1-percent share in the fourth quarter of 1996. Calendar-year-1997 deliveries totaled 5,360,000 units and a market share of 30.8 percent, compared with 5,263,000 units and a 31.0-percent market share in 1996. (See additional information in Highlights).

          Although vehicle sales were unfavorably affected by strike-related production losses in the second quarter of 1997, Wagoner said, "New products, such as Buick's Park Avenue, the Pontiac Grand Prix, the Oldsmobile Intrigue, and GM's new minivans are being well received in the marketplace and significantly outselling the models they replaced. Our full-size pickups and sport-utility vehicles continue to sell very well even though they are late in their model cycles."


                                        - 4-
       DELPHI AUTOMOTIVE SYSTEMS (DELPHI)

          Delphi Automotive Systems' income totaled $265 million in the fourth quarter of 1997, and $860 million for calendar-year 1997. That compares with fourth-quarter-1996 income of $56 million, and calendar-year-1996 income of $728 million.

          Delphi's net-profit margin was 3.9 percent in the fourth quarter of 1997, and 3.3 percent for calendar-year 1997.

          Pretax income for Delphi totaled $460 million in the fourth quarter of 1997, compared with $100 million in the prior-year period. Pretax income totaled $1.3 billion in calendar-year 1997, compared with $936 million in 1996.

          General Motors Executive Vice President and President of Delphi Automotive Systems J.T. Battenberg III said, "Delphi faced some tough challenges in 1997, including competitive pressures that generated price reductions, and a high level of product turnover by original equipment manufacturers (OEMs), which generated manufacturing start-up costs. However, we met these challenges and continue to take the right steps for the longer term."

          "Bringing Delco Electronics, GM's automotive electronics business, into Delphi, effective Dec. 17, 1997, puts us in position to lead the component-industry trend toward integrated automotive systems. Electronics capability is key to that systems approach," Battenberg said.

          "Growing our business continues to be a major focus for Delphi. Delphi's 1997 sales to customers outside the GM-NAO vehicle groups continued to increase and represented approximately 38 percent of total sales, including all joint ventures," Battenberg said. "This improvement occurred despite the adverse effect on Delphi's revenues caused by economic conditions in emerging markets."

       GM INTERNATIONAL OPERATIONS (GMIO)

          GM International Operations' fourth-quarter-1997 income totaled $197 million, and calendar-year-1997 income totaled $981 million, excluding the favorable impact of special items totaling $158 million. That compares with fourth-quarter-1996 income of $353 million, and calendar-year-1996 income of $1.5 billion.

          GMIO's net-profit margin was 2.2 percent in the fourth quarter of 1997, and 2.8 percent for calendar-year 1997.

          GMIO's pretax income totaled $215 million in the fourth quarter of 1997, compared with $309 million in the prior-year period. Pretax income totaled $1.4 billion in calendar-year 1997, compared with $1.8 billion in 1996.

          Income for GM's automotive operations in Europe totaled $31 million in the fourth quarter of 1997, compared with income of $99 million in 1996. For the 1997 calendar year, income totaled $313 million, excluding the previously mentioned favorable impact of $158 million, compared with income of $778 million in 1996.




                                        - 5 -
          "The lower European earnings in 1997 were primarily due to higher sales and marketing costs under intensely competitive market conditions, and lower earnings from Saab as they launched the new 9-5 model. Despite these unfavorable factors, the 1997-calendar-year results reflect strong operating performance, which was sufficient to fund our growth expenditures in both Latin America and Asia," said Louis R. Hughes, General Motors executive vice president and president of GM International Operations.

          For the remainder of GM International Operations, which include the Latin American and Asia and Pacific Operations, income totaled $166 million in the fourth quarter of 1997, and $668 million for calendar-year 1997, compared with $254 million in the 1996-fourth-quarter period, and $754 million in the 1996 calendar year.

          Results in the fourth quarter of 1997 were affected by significant economic volatility in Brazil, and the start-up of a new plant in Rosario, Argentina.

       COMPETITIVENESS STUDIES

          As previously reported by GM, the global automotive industry, including the automotive components and systems market, has become increasingly competitive and is presently undergoing significant restructuring and consolidation activities. All of the major industry participants are continuing to increase their focus on efficiency and cost improvements, while announced capacity increases for the North American market and excess capacity in the European market have led to continuing price pressures. As a result, GM-NAO, Delphi, Delco Electronics, and GMIO initiated studies in 1997 concerning the long-term competitiveness of all facets of their businesses (Competitiveness Studies). These studies were performed in conjunction with GM's current business planning cycle and were substantially completed in December of 1997.

          Based on the results of these Competitiveness Studies, GM recorded pretax charges against income totaling $6.4 billion ($4.0 billion after taxes). Following are the components of the after-tax charges:

       $2.4 billion:    Under-performing assets, including both
                        vehicle and component-manufacturing ssets
       $0.8 billion:    Capacity reductions
       $0.3 billion:    Assets held for disposal, primarily related
                        to Delphi seating, lighting, and coil
                        spring operations
       $0.5 billion:    Other, primarily related to losses on
                        contracts associated with retail-lease
                        commitments

          The amount included for under-performing assets represents charges recorded pursuant to the accounting standard for impairment of long-lived assets, Statement of Financial Accounting Standards No. 121. In accordance with this standard, GM evaluated the book values of its long-lived assets as events and circumstances of the industry changed. Long-lived assets are considered impaired when the aggregate, anticipated, undiscounted future cash flows from such assets are separately identifiable and less than their respective book values. In addition, future capital spending for under-performing vehicles and component lines will be evaluated for impairment.




                                        - 6-
          The amount included for capacity reductions represents post-employment benefits payable to employees, pursuant to contractual agreements, and costs associated with the disposal of assets at facilities subject to capacity reductions. This includes the previously announced actions concerning GM-NAO's Buick City Assembly and V-6 Powertrain plants in Flint, Mich.; Detroit Truck Assembly, in Detroit, Mich.; Delphi's Livonia leaf-spring plant in Livonia, Mich.; and certain GMIO facilities in Europe.

          Future  charges  related to these  competitiveness  studies may result from Delphi's fix/close/sell strategy and future cost reductions in international operations. GM will continue to monitor the competitiveness of all aspects of its businesses and such studies will be undertaken when and as market conditions warrant.

       STRIKE RELATED IMPACT

          Reported and adjusted results for both the 1997 and 1996 calendar years include the unfavorable impact of strike-related production losses. The after-tax unfavorable impact was $330 million, or $0.45 per share, in 1997, and $1.2 billion, or $1.56 per share, in 1996. The after-tax unfavorable impact for GM-NAO was $238 million in 1997, and $920 million in 1996. The after-tax unfavorable impact at Delphi was $70 million in 1997, and $206 million in 1996. The after-tax unfavorable impact at Delco Electronics was $22 million in 1997, and $75 million in 1996.

       PROFIT SHARING

          As a result of the profits generated in 1997 by GM's operations in the United States, profit-sharing payments will be made in 1998 to approximately 239,000 of GM's represented employees in the United States. Each full-time represented employee who worked the entire year should receive approximately $750. This is a record payout, excluding the impact of EDS in prior years, and is approximately $100 higher than the amount called for by the profit-sharing formula. This increase in the payout amount is intended to recognize the
contribution  of  employees  to  General   Motors'   success  in  1997.   Unions
representing hourly employees agreed with the decision. This is the fourth consecutive year that profit-sharing payments have been made to U.S. employees. Profits generated in 1996 resulted in a profit-sharing payout of approximately $300.

          General Motors also announced today that more than 70,000 eligible salaried employees will receive incentive payments under a salaried program supplemented by a separate fund to recognize employees' contributions to the overall performance of the company during 1997. The 1997 salaried cash payout is either one percent of an employee's base salary earnings or $750, whichever is higher.

          In addition to the cash payout, for the first time in the industry, eligible salaried employees in the United States and Canada will be granted options to purchase General Motors stock. A total of 4.7 million options will be awarded with individual grants of options ranging from 25 to 100 shares, depending upon level of responsibility. The granting of these stock options to non-executive salaried employees is aimed at further aligning the personal financial success of salaried employees with that of the company, and encouraging employees to think and act like owners of the business. General Motors hopes to continue the stock-option program in future years, depending upon business performance.

                                    # # #
HIGHLIGHTS ATTACHED
                                    - 7 -


     HIGHLIGHTS - Q4 Adjusted for Special Items - With
     Financing and Insurance Operations on an Equity Basis
     (Dollars in Millions Except Per Share Amounts)

                               Three Months Ended
                               December 31, 1997
                           ----------------------------------
                                     Special Items
                                    ---------------
                                      (1)     (2)
                                     Comp.   Hughes     (3)
                           Reported Studies  Trans.  Adjusted
                           -------- -------  ------  --------
     Net sales and revenues$39,458   $(459)     $ -  $39,917
                            ------  ------   ------   ------
     Cost and expenses:
       Cost of sales        34,456   1,671        -   32,785
       Selling, general,
         and admin.expenses  3,923       -        -    3,923
       Depreciation and
         amort. expenses     6,176   4,095        -    2,081
                            ------  ------   ------   ------
     Total costs and
       expenses             44,555   5,766        -   38,789
                            ------  ------   ------   ------
     Operating(loss)income  (5,097) (6,225)       -    1,128
     Other income(loss)less
       income deductions     5,154     (72)   4,269      957
     Interest expense          308       -        -      308
                            ------  ------   ------   ------
     Income (loss) before
       income taxes and
       minority interests     (251) (6,297)   4,269    1,777
     Income tax (credit)
       expense              (1,773) (2,347)       -      574
                            ------  ------   ------   ------
     Income (loss) after
       income taxes          1,522  (3,950)   4,269    1,203
     Minority interests         16       -        -       16
     Earnings (losses) of
       noncons. affiliates     199     (89)       -      288
                            ------  ------   ------   ------

     Net income (loss)      $1,737 $(4,039)  $4,269   $1,507
                            ======  ======   ======   ======

     $1-2/3 par value basic
       EPS from continuing
       operations            $2.36  $(5.75)   $6.08    $2.03

     Gross profit margin      12.7%                     17.9%
     Effective income tax
       (credit) rate        (706.4%)                    32.3%
     Net profit margin         4.4%                      3.8%


      See footnotes beginning on page 14.


                                                                       continues

     HIGHLIGHTS - Q4 Adjusted for Special Items - With Financing and Insurance Operations on an Equity Basis
     (Dollars in Millions Except Per Share Amounts)

                                          Three Months Ended
                                           December 31, 1996
                                         --------------------
                                                       (4)
                                         Reported    Adjusted
                                         --------    --------
     Net sales and revenues              $35,966     $35,966
                                          ------      ------
     Costs and expenses:
       Cost of sales                      31,088      30,818
       Selling, general, and
         administrative expenses           3,574       3,574
       Depreciation and amortization
         expenses                          1,710       1,710
       Plant closing adjustment             (318)          -
                                          ------      ------
     Total costs and expenses             36,054      36,102
                                          ------      ------
     Operating loss                          (88)       (136)
     Other income less income deductions     488         636
     Interest expense                        195         195
                                          ------      ------
     Income before income taxes and
       minority interests                    205         305
     Income tax credit                      (262)       (224)
                                          ------      ------
     Income after income taxes               467         529
     Minority interests                       35          35
     Earnings of nonconsolidated
       affiliates                            284         284
                                          ------      ------
     Net income                             $786        $848
                                          ======      ======

     $1-2/3 par value basic EPS from
       continuing operations               $0.92       $1.00

     Gross profit margin                    13.6%       14.3%
     Effective income tax (credit) rate   (127.8%)     (73.4%)
     Net profit margin                       2.2%        2.4%


      See footnotes beginning on page 14.


                                                                       continues

     HIGHLIGHTS - Q4 Adjusted for Special Items By Sector
     (Dollars in Millions)
                                   Three Months Ended
                                    December 31, 1997
                           -----------------------------------
                                     Special Items      (3)
                                    ----------------
                           Reported   (1)      (2)   Adjusted
                           Income    Comp.   Hughes   Income
                           (Loss)   Studies  Trans.   (Loss)
                           -------  -------  -------  -------

     GM-NAO               $(1,747) $(2,383)     $ -     $636
     Delphi                  (605)    (870)       -      265
     GMIO (5)                (461)    (658)       -      197
     Hughes earnings          259        -        -      259
     GMAC                     279        -        -      279
     Other                  4,012     (128)   4,269     (129)
                           ------   ------   ------   ------
     Consolidated income
       (loss)              $1,737  $(4,039)  $4,269   $1,507
                           ======   ======   ======   ======


                                  Three Months Ended
                                   December 31, 1996
                           -----------------------------------
                                                        (4)
                           Reported                   Adjusted
                           Income       Special       Income
                           (Loss)        Items        (Loss)
                           -------      -------       -------

     GM-NAO                   $27          $144        $(117)
     Delphi                  (146)         (202)          56
     GMIO (5)                 353             -          353
     Hughes earnings          281            (4)         285
     GMAC                     274             -          274
     Other                     (3)            -           (3)
                           ------        ------       ------
     Consolidated income
       (loss)                $786          $(62)        $848
                           ======        ======       ======


      See footnotes beginning on page 14.


                                                                       continues

     HIGHLIGHTS - Q4 Automotive Sectors
     Special Item Analysis
     (Dollars in Millions)
                                   Three Months Ended
                                    December 31, 1997
                              -------------------------------

                                                         (5)
                               GM-NAO      Delphi       GMIO
                              -------     -------     -------
     Reported
     --------

     Net sales and revenues  $25,527      $6,830      $9,024
                              ------      ------      ------
     Pre-tax loss             (2,826)       (902)       (807)
     Income tax credit        (1,132)       (319)       (308)
     Equity income (loss) and
       minority interests        (53)        (22)         38
                              ------      ------      ------
     Net loss                $(1,747)      $(605)      $(461)
                              ======      ======      ======

     Net loss margin            (6.8%)      (8.9%)      (5.1%)
     Effective income tax
       (credit) rate           (40.1%)     (35.4%)     (38.2%)


     Competitiveness Studies(1)
     -----------------------

     Net sales and revenues    $(450)        $ -         $(9)
                              ------      ------      ------
     Pre-tax loss             (3,708)     (1,362)     (1,022)
     Income tax credit        (1,396)       (502)       (373)
     Equity income (loss) and
       minority interests        (71)        (10)         (9)
                              ------      ------      ------
     Net loss                $(2,383)      $(870)      $(658)
                              ======      ======      ======

     Adjusted(3)
     --------

     Net sales and revenues  $25,977      $6,830      $9,033
                              ------      ------      ------
     Pre-tax income              882         460         215
     Income tax expense          264         183          65
     Equity income (loss) and
       minority interests         18         (12)         47
                              ------      ------      ------
     Net income                 $636        $265        $197
                              ======      ======      ======

     Net profit margin           2.4%        3.9%        2.2%
     Effective income tax rate  29.9%       39.8%       30.2%


      See footnotes beginning on page 14.


                                                                       continues

     HIGHLIGHTS - Q4 Automotive Sectors
     Special Items Analysis
     (Dollars in Millions)
                                    Three Months Ended
                                     December 31, 1996
                              ------------------------------

                                                       (5)
                              GM-NAO      Delphi       GMIO
                              -------     -------     -------
     Reported
     --------

     Net sales and revenues  $22,503      $6,137      $8,893
                              ------      ------      ------
     Pre-tax (loss) income      (187)       (226)        309
     Income tax credit          (215)        (62)        (37)
     Equity income (loss) and
       minority interests         (1)         18           7
                              ------      ------      ------
     Net income (loss)           $27       $(146)       $353
                              ======      ======      ======

     Net profit (loss) margin    0.1%       (2.4%)       4.0%
     Effective income tax
       (credit) rate          (115.0%)     (27.4%)     (12.0%)


     Special Items
     -------------

     Net sales and revenues       $-          $-         $ -
                              ------      ------      ------
     Pre-tax income (loss)       233        (326)          -
     Income tax expense
       (credit)                   89        (124)          -
     Equity income and
       minority interests          -           -           -
                              ------      ------      ------
     Net income (loss)          $144       $(202)        $ -
                              ======      ======      ======


     Adjusted(4)
     --------

     Net sales and revenues  $22,503      $6,137      $8,893
                              ------      ------      ------
     Pre-tax (loss) income      (420)        100         309
     Income tax (credit)
       expense                  (304)         62         (37)
     Equity income (loss) and
       minority interests         (1)         18           7
                              ------      ------      ------
     Net (loss) income         $(117)        $56        $353
                              ======      ======      ======

     Net (loss) profit margin   (0.5%)       0.9%        4.0%
     Effective income tax
       (credit) rate           (72.4%)      62.0%      (12.0%)


      See footnotes beginning on page 14.


                                                                       continues

HIGHLIGHTS - Q4 Operating Information
                                    Three Months Ended
                                        December 31,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars             699          581
                        Trucks           599          504
                                      ------       ------
         Total United States           1,298        1,085
       Canada and Mexico                 152          122
                                      ------       ------
           Total North America         1,450        1,207
       International                     763          779
                                      ------       ------
             Total Worldwide           2,213        1,986
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  216          188
                 - Trucks                382          370
       Pontiac                           132          129
       GMC                               117          118
       Buick                             113           93
       Oldsmobile                         77           75
       Saturn                             52           62
       Cadillac                           44           45
       Other                               5            5
                                      ------       ------
         Total United States           1,138        1,085
     Canada and Mexico                   162          124
                                      ------       ------
         Total North America           1,300        1,209
                                      ------       ------
     International
       Europe                            424          386
       Latin America, Africa and
         the Middle East                 192          180
       Asia and Pacific                  130          151
                                      ------       ------
         Total International             746          717
                                      ------       ------
             Total Worldwide           2,046        1,926
                                      ======       ======
     ....................................................
     Market share
       United States
         Cars                           32.2%        31.2%
         Trucks                         28.9%        29.1%
           Total                        30.6%        30.2%
       Total North America              30.5%        30.1%
       Western Europe                   11.1%        11.2%
       Latin America                    18.9%        18.2%
       Asia and Pacific                  4.1%         4.3%
             Total Worldwide            15.8%        15.4%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             27.0%        22.3%
       % Fleet Sales - Trucks           12.4%        11.3%
       Total vehicles                   20.2%        17.2%
     .....................................................
     Days Supply of Inventory - U.S.
     Gross Landed Stock
       Cars                                92          93
       Trucks                              97          97
     ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)   100.5%        79.9%
     .....................................................
     Retail Incentives ($ per unit)
       GM-NAO                         $1,148         $739
     ....................................................

      See footnotes beginning on page 14.
                                                                       continues

HIGHLIGHTS - Q4 Other Financial Information
(Dollars in Millions Except Per Share Amounts)

                                     Three Months Ended
                                        December 31,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Earnings Attributable to Common Stocks
       $1-2/3 par value               $1,654         $696
       Class H (6)                       $65          $70
       Class H (7)                        $2           $-
     ....................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value                $2.36        $0.92
       Class H (6)                     $0.63        $0.70
       Class H (7)                     $0.02           $-
     ....................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value                $2.33        $0.91
       Class H (6)                     $0.63        $0.70
       Class H (7)                     $0.02           $-
     ....................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                $0.50        $0.40
       Class H (6)                     $0.25        $0.24
       Class H (7)                        $-           $-
      ....................................................
     Depreciation and Amortization(8)
       Depreciation                   $2,693       $1,084
       Amortization of special tools   3,407          579
       Amortization of intangible
         assets                           76           47
                                      ------       ------
            Total                     $6,176       $1,710
                                      ======       ======
     ....................................................
     Worldwide Employment at December 31 (in 000s)
       GM-NAO                            237          245
       Delphi                            210          179
       GMIO                              116          111
       GMAC                               21           17
       Hughes                             15           86
       Other                               9            9
                                      ------       ------
         Total                           608          647
                                      ======       ======
     ....................................................
     Worldwide Payrolls               $7,617       $7,345
     ....................................................
     Book Value Per Share of Common Stocks
                                  December 31,
                                   ----------------------
                                        1997         1996
                                   ---------    ---------
       $1-2/3 par value               $23.44       $27.95
       Class H                        $11.72       $13.97
     ....................................................

     (1) During December 1997, GM-NAO, Delphi, Delco Electronics, and GMIO substantially completed studies concerning the long-term competitiveness of all facets of their businesses (Competitiveness Studies). These studies were performed in conjunction with GM's current business planning cycle. Based on the results of these Competitiveness Studies, GM recorded pre-tax charges against income totaling $6.4 billion ($4.0 billion after-tax or $5.75 per share of $1-2/3 par value common stock) in the fourth-quarter of 1997.


                                   continues

HIGHLIGHTS - Q4 Other Financial Information
(Dollars in Millions Except Per Share Amounts)

     (2) On December 17, 1997, GM completed the restructuring of its Hughes Electronics subsidiary (Hughes Transactions), which resulted in a gain of $4.3 billion or $6.08 per share of $1-2/3 par value common stock in the fourth quarter of 1997.
     (3) Adjusted amounts represent the reported amounts less the effects of special items.
     (4) Adjusted amounts represent the reported amounts less the effects of special items. The adjusted amounts include the unfavorable effects of strike-related work stoppages which occurred during the fourth quarter of 1996. The unfavorable after-tax impact of the work stoppages was $700 million, or $0.91 per share of $1-2/3 par value common stock, including the unfavorable after-tax effects for GM-NAO and Delphi of $544 million and $111 million, respectively.
     (5) GMIO includes:                Three Months Ended
                                          December 31,
                                   ----------------------
                                        1997         1996
                                   ---------    ---------
           GM Europe                   $(457)         $99
           Other GMIO                     (4)         254
                                    ---------   ---------
           Reported net(loss)income    $(461)        $353
                                    =========   =========
           GM Europe                     $31          $99
           Other GMIO                    166          254
                                    ---------   ---------
           Adjusted net income -
             excluding special items    $197         $353
                                    =========   =========
     (6) Data relates to the period ending December 17, 1997, the date on which GM recapitalized the Class H common stock ("GM's Recapitalization Date").
     (7) Data relates to the period beginning December 18, 1997, through December 31, 1997, which is subsequent to GM's Recapitalization Date.
     (8) Calculated with financing and insurance operations on an equity basis.

     HIGHLIGHTS - Year Ended Adjusted for Special Items -
     With Financing and Insurance Operations on an Equity Basis
     (Dollars in Millions Except Per Share Amounts)

                                     Year Ended
                                  December 31, 1997
                           -----------------------------------
                                      Special Items
                                     ---------------
                                        (1)     (2)
                                       Comp.   Hughes   Sub-
                           Reported   Studies  Trans.  Total
                           --------   -------  ------  -------
     Net sales and revenues$153,781    $(459)     $ - $154,240
                            -------   ------   ------   -------
     Cost and expenses:
       Cost of sales        129,962    1,671        -  128,291
       Selling, general,
         and admin.expenses  13,254        -        -   13,254
       Depreciation and
         amort. expenses     11,803    4,095        -    7,708
       Plant closing expense     80        -        -       80
                            -------   ------   ------  -------
     Total costs and
       expenses             155,099    5,766        -  149,333
                            -------   ------   ------  -------
     Operating (loss)income  (1,318)  (6,225)       -    4,907
     Other income (loss)
       less income
       deductions             7,836      (72)   4,269    3,639
     Interest expense           971        -        -      971
                             ------   ------   ------   ------
     Income (loss) before
       income taxes and
       minority interests     5,547   (6,297)   4,269    7,575
     Income tax expense
       (credit)                 155   (2,347)       -    2,502
                             ------   ------   ------   ------
     Income (loss) after
       income taxes           5,392   (3,950)   4,269    5,073
     Minority interests          66        -        -       66
     Earnings (losses) of
       noncons. affiliates    1,240      (89)       -    1,329
                             ------   ------   ------   ------
     Net income (loss)       $6,698  $(4,039)  $4,269   $6,468
                             ======   ======   ======   ======

     $1-2/3 par value basic
       EPS from continuing
       operations             $8.70   $(5.59)   $5.91    $8.38

     Gross profit margin       15.5%
     Effective income
       tax rate                 2.8%
     Net profit margin          4.4%


     See footnotes beginning on page 23.


                                   continues

     HIGHLIGHTS - Year Ended Adjusted for Special Items - With
     Financing and Insurance Operations on an Equity Basis
     (Dollars in Millions Except Per Share Amounts)

                                        Year Ended
                                     December 31, 1997
                               ------------------------------
                                            Other
                                Sub-       Special    (3)
                                Total       Items   Adjusted
                                -------    -------  --------
     Net sales and revenues    $154,240         $-  $154,240
                                -------     ------   -------
     Cost and expenses:
       Cost of sales            128,291          -   128,291
       Selling, general,
         and admin. expenses     13,254          -    13,254
       Depreciation and
         amortization expenses    7,708          -     7,708
       Plant closing expense         80         80         -
                                -------     ------   -------
     Total costs and expenses   149,333         80   149,253
                                -------     ------   -------
     Operating income (loss)      4,907        (80)    4,987
     Other income less
       income deductions          3,639        706     2,933
     Interest expense               971          -       971
                                 ------     ------    ------
     Income before income taxes
       and minority interests     7,575        626     6,949

     Income tax expense           2,502        200     2,302
                                 ------     ------    ------
     Income after income taxes    5,073        426     4,647
     Minority interests              66          -        66
     Earnings of nonconsolidated
       affiliates                 1,329          -     1,329
                                 ------     ------    ------
     Net income                  $6,468       $426    $6,042
                                 ======     ======    ======

     $1-2/3 par value basic EPS
       from continuing operations $8.38      $0.48     $7.90

     Gross profit margin                                16.8%
     Effective income tax rate                          33.1%
     Net profit margin                                   3.9%


     See footnotes beginning on page 23.


                                   continues

     HIGHLIGHTS - Year Ended Adjusted for Special Items -
     With Financing and Insurance Operations on an Equity Basis
     (Dollars in Millions Except Per Share Amounts)

                                              Year Ended
                                           December 31, 1996
                                        ---------------------
                                                       (3)
                                        Reported     Adjusted
                                        --------     --------
     Net sales and revenues             $145,427    $145,427
                                         -------     -------
     Costs and expenses:
       Cost of sales                     123,966     123,696
       Selling, general and
         administrative expenses          11,827      11,827
       Depreciation and amortization
         expenses                          7,145       7,145
       Plant closing adjustments            (727)          -
                                         -------     -------
     Total costs and expenses            142,211     142,668
                                         -------     -------
     Operating income                      3,216       2,759
     Other income less income deductions   2,056       2,084
     Interest expense                        859         859
                                          ------      ------
     Income before income taxes and
       minority interests                  4,413       3,984
     Income tax expense                      885         719
                                          ------      ------
     Income after income taxes             3,528       3,265
     Minority interests                       56          56
     Earnings of nonconsolidated
       affiliates                          1,369       1,369
                                          ------      ------
     Income from continuing operations     4,953       4,690
     Income from discontinued operations      10          10
                                          ------      ------
     Net income                           $4,963      $4,700
                                          ======      ======

     $1-2/3 par value basic EPS from
       continuing operations               $6.07       $5.74

     Gross profit margin                    14.8%       14.9%
     Effective income tax rate              20.1%       18.0%
     Net profit margin                       3.4%        3.2%


     See footnotes beginning on page 23.


                                   continues

     HIGHLIGHTS - Year Ended Adjusted for Special Items
     By Sector
     (Dollars in Millions)
                                      Year Ended
                                   December 31, 1997
                           ----------------------------------
                                     Special Items
                                    ----------------
                           Reported   (1)     (2)
                           Income    Comp.   Hughes    Sub-
                           (Loss)   Studies  Trans.   Total
                           ------   -------  ------   ------

     GM-NAO                  $(86) $(2,383)     $ -   $2,297
     Delphi                   (60)    (870)       -      810
     GMIO (4)                 481     (658)       -    1,139
     Hughes earnings        1,276        -        -    1,276
     GMAC                   1,301        -        -    1,301
     Other                  3,786     (128)   4,269     (355)
                           ------   ------   ------   ------
     Consolidated income
       (loss) from continuing
       operations          $6,698  $(4,039)  $4,269   $6,468
                           ======   ======   ======   ======

                                      Year Ended
                                  December 31, 1997
                              -------------------------------
                                                        (3)
                                          Other      Adjusted
                               Sub-       Special      Income
                              Total       Items        (Loss)
                              ------      -------     ------

     GM-NAO                   $2,297          $-      $2,297
     Delphi                      810         (50)        860
     GMIO (4)                  1,139         158         981
     Hughes earnings           1,276         318         958
     GMAC                      1,301           -       1,301
     Other                      (355)          -        (355)
                              ------      ------      ------
     Consolidated income
       from continuing
       operations             $6,468        $426      $6,042
                              ======      ======      ======

                                      Year Ended
                                   December 31, 1996
                              -------------------------------
                                                        (3)
                              Reported                Adjusted
                              Income      Special      Income
                              (Loss)      Items        (Loss)
                              ------      -------     ------

     GM-NAO                     $730        $397        $333
     Delphi                      526        (202)        728
     GMIO (4)                  1,532           -       1,532
     Hughes earnings           1,151          68       1,083
     GMAC                      1,240           -       1,240
     Other                      (226)          -        (226)
                              ------      ------      ------
     Consolidated income
       from continuing
       operations             $4,953        $263      $4,690
                              ======      ======      ======


     See footnotes beginning on page 23.


                                   continues

     HIGHLIGHTS - Year Ended Automotive Sectors
     Special Items Analysis
     (Dollars in Millions)
                                     Year Ended
                                   December 31, 1997
                             -------------------------------
                                                       (4)
                             GM-NAO       Delphi       GMIO
                             -------      -------     -------
     Reported
     --------

     Net sales and revenues $100,256     $26,316     $35,659
                             -------     -------     -------
     Pre-tax (loss) income      (408)       (167)        561
     Income tax (credit)
       expense                  (357)        (83)        136
     Equity income (loss) and
       minority interests        (35)         24          56
                             -------     -------     -------
     Net (loss) income          $(86)       $(60)       $481
                             =======     =======     =======

     Net (loss) profit margin   (0.1%)      (0.2%)       1.3%
     Effective income tax
       (credit) rate           (87.5%)     (49.7%)      24.2%


     Competitiveness Studies(1)
     -----------------------

     Net sales and revenues    $(450)        $ -         $(9)
                              ------      ------      ------
     Pre-tax loss             (3,708)     (1,362)     (1,022)
     Income tax credit        (1,396)       (502)       (373)
     Equity income (loss) and
       minority interests        (71)        (10)         (9)
                              ------      ------      ------
     Net loss                $(2,383)      $(870)      $(658)
                              ======      ======      ======

     Other Special Items
     -------------------

     Net sales and revenues       $-          $-         $ -
                              ------      ------      ------
     Pre-tax (loss) income         -         (80)        216
     Income tax (credit)
       expense                     -         (30)         58
     Equity income (loss) and
       minority interests          -           -           -
                              ------      ------      ------
     Net (loss) income            $-        $(50)       $158
                              ======      ======      ======

     Adjusted(3)
     --------

     Net sales and revenues $100,706     $26,316     $35,668
                             -------     -------     -------
     Pre-tax income            3,300       1,275       1,367
     Income tax expense        1,039         449         451
     Equity income (loss) and
       minority interests         36          34          65
                             -------     -------     -------
     Net income               $2,297        $860        $981
                             =======     =======     =======

     Net profit margin           2.3%        3.3%        2.8%
     Effective income tax rate  31.5%       35.2%       33.0%

     See footnotes beginning on page 23.

                                   continues

     HIGHLIGHTS - Year Ended Automotive Sectors
     Special Items Analysis
     (Dollars in Millions)
                                      Year Ended
                                   December 31, 1996
                              -------------------------------
                                                        (4)
                              GM-NAO      Delphi       GMIO
                              -------     -------     -------
     Reported
     --------

     Net sales and revenues  $93,382     $26,002     $35,251
                              ------      ------      ------
     Pre-tax income              608         610       1,786
     Income tax (credit)
       expense                   (85)        134         307
     Equity income (loss) and
       minority interests         37          50          53
                              ------      ------      ------
     Net income                 $730        $526      $1,532
                              ======      ======      ======

     Net profit margin           0.8%        2.0%        4.3%
     Effective income tax
       (credit) rate           (14.0%)      22.0%       17.2%


     Other Special Items
     -------------------

     Net sales and revenues       $-          $-         $ -
                              ------      ------      ------
     Pre-tax income (loss)       642        (326)          -
     Income tax expense
       (credit)                  245        (124)          -
     Equity income (loss) and
       minority interests          -           -           -
                              ------      ------      ------
     Net income (loss)          $397       $(202)        $ -
                              ======      ======      ======


     Adjusted(3)
     --------

     Net sales and revenues  $93,382     $26,002     $35,251
                              ------      ------      ------
     Pre-tax (loss) income       (34)        936       1,786
     Income tax (credit)
       expense                  (330)        258         307
     Equity income and
       minority interests         37          50          53
                              ------      ------      ------
     Net income                 $333        $728      $1,532
                              ======      ======      ======

     Net profit margin           0.4%        2.8%        4.3%
     Effective income tax
       (credit) rate          (970.6%)      27.6%       17.2%


     See footnotes beginning on page 23.


                                   continues

HIGHLIGHTS - Years Ended Operating Information
                                         Years Ended
                                         December 31,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Worldwide Wholesale Sales (units in 000s)
       United States:   Cars           2,754        2,647
                        Trucks         2,177        2,026
                                      ------       ------
         Total United States           4,931        4,673
       Canada and Mexico(5)              618          479
                                      ------       ------
           Total North America         5,549        5,152
       International                   3,227        3,111
                                      ------       ------
             Total Worldwide           8,776        8,263
                                      ======       ======
     ....................................................
     Vehicle Unit Deliveries (units in 000s)
     United States
       Chevrolet - Cars                  981        1,046
                 - Trucks              1,504        1,497
       Pontiac                           609          551
       GMC                               468          464
       Buick                             438          427
       Oldsmobile                        305          331
       Saturn                            251          279
       Cadillac                          183          170
       Other                              27           28
                                      ------       ------
         Total United States           4,766        4,793
     Canada and Mexico(5)                594          470
                                      ------       ------
         Total North America           5,360        5,263
                                      ------       ------
     International
       Europe                          1,845        1,789
       Latin America, Africa and
         the Middle East                 776          691
       Asia and Pacific                  584          625
                                      ------       ------
         Total International           3,205        3,105
                                      ------       ------
     Total Worldwide                   8,565        8,368
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           32.4%        32.7%
         Trucks                         28.8%        29.0%
           Total                        30.8%        31.0%
       Total North America              30.8%        31.0%
       Western Europe                   11.3%        11.7%
       Latin America                    19.0%        19.2%
       Asia and Pacific                  4.4%         4.6%
             Total Worldwide            16.0%        16.2%
     .....................................................
     U.S. Retail/Fleet Mix
       % Fleet sales - Cars             25.5%        25.0%
       % Fleet sales - Trucks           13.0%        10.9%
       Total vehicles                   20.0%        19.1%
     .....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    94.4%        82.4%
     .....................................................
     Retail Incentives ($ per unit)
       GM-NAO                         $1,027         $700
     ....................................................

     See footnotes beginning on page 23.

                                   continues

HIGHLIGHTS - Years Ended Other Financial Information
(Dollars in Millions Except Per Share Amounts)

                                        Years Ended
                                        December 31,
                                   ----------------------
                                         1997        1996
                                   ----------  ----------
     ....................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value               $6,276       $4,584
       Class E                            $-          $15
       Class H(6)                       $322         $283
       Class H(7)                         $2           $-
     ....................................................
     Basic Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value                $8.70        $6.06
       Class E                            $-        $0.04
       Class H(6)                      $3.17        $2.88
       Class H(7)                      $0.02           $-
     ....................................................
     Diluted Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value                $8.62        $6.02
       Class E                             $-       $0.04
       Class H(6)                      $3.17        $2.88
       Class H(7)                      $0.02           $-
     ....................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                $2.00        $1.60
       Class E                            $-        $0.30
       Class H(6)                      $1.00        $0.96
       Class H(7)                         $-           $-
       ..................................................
       Depreciation and Amortization(8)
       Depreciation                    $5,901      $4,139
       Amortization of special tools    5,674       2,856
       Amortization of intangible
         assets                           228         150
                                       ------      ------
                                      $11,803      $7,145
                                       ======      ======
     ....................................................
     Worldwide Payrolls - Continuing
       Operations                     $30,445     $29,807
     ....................................................
     (1) During December 1997, GM-NAO, Delphi, Delco Electronics, and GMIO substantially completed studies concerning the long-term competitiveness of all facets of their businesses (Competitiveness Studies). These studies were performed in conjunction with GM's current business planning cycle. Based on the results of these Competitiveness Studies, GM recorded pre-tax charges against income totaling $6.4 billion ($4.0 billion after-tax or $5.59 per share of $1-2/3 par value common stock) in 1997.
     (2) On December 17, 1997, GM completed the restructuring of its Hughes Electronics subsidiary (Hughes Transactions), which resulted in a gain of $4.3 billion or $5.91 per share of $1-2/3 par value common stock.
     (3) Adjusted amounts represent the reported amounts less the effects of special items. The adjusted amounts for 1997 and 1996 include the unfavorable effects of strike-related work stoppages. The unfavorable after-tax impacts of the work stoppages were $330 million, or $0.45 per share of $1-2/3 par value common stock, in 1997 and $1.2 billion, or $1.56 per share of $1-2/3 par value common stock, in 1996. The unfavorable after-tax impacts for GM-NAO were $238 million and $920 million in 1997 and 1996, respectively. The unfavorable after-tax impacts for Delphi were $70 million and $206 million in 1997 and 1996, respectively.
                                   continues

HIGHLIGHTS - Years Ended Other Financial Information
(Dollars in Millions)

     (4) GMIO includes:                   Years Ended
                                          December 31,
                                   ----------------------
                                        1997         1996
                                   ---------    ---------
           GM Europe                     $(17)       $778
           Other GMIO                     498         754
                                    ---------   ---------
           Reported net income           $481      $1,532
                                    =========   =========
           GM Europe                     $313        $778
           Other GMIO                     668         754
                                    ---------   ---------
           Adjusted net income -
             excluding special items     $981      $1,532
                                    =========   =========
     (5) Total unit sales for GM Canada, which includes factory and import sales, were 1,310,590 units and 1,075,233 units for the years ended December 31, 1997 and 1996, respectively. Net sales and revenues for GM Canada were $24.3 billion ($Cdn 33.6 billion) and $20.0 billion ($Cdn
         27.3 billion) for the years ended December 31, 1997 and 1996, respectively.
     (6) Data relates to the period ending December 17, 1997, the date on which GM recapitalized the Class H common stock ("GM's Recapitalization Date").
     (7) Data relates to the period beginning December 18, 1997, through December 31, 1997, which is subsequent to GM's Recapitalization Date.
     (8) Calculated with financing and insurance operations on an equity basis.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF INCOME

                                                  Years Ended December 31,
                                             1997          1996         1995
                                             ----          ----         ----
                                (Dollars in Millions Except Per Share Amounts)

Net sales and revenues
Manufactured products                     $153,683     $145,341      $143,666
Financial services                          12,762       12,674        11,664
Other income                                11,239        5,998         4,924
                                          --------     --------      --------
    Total net sales and revenues           177,684      164,013       160,254
                                           -------      -------       -------

Costs and expenses
Cost of sales and other operating charges,
  exclusive of items listed below          129,948      123,922       121,300
Selling, general and administrative
  expenses                                  16,192       14,580        12,550
Depreciation and amortization expenses      16,616       11,840        11,213
Interest expense                             6,113        5,695         5,182
Plant closing expense (adjustments)             80         (727)            -
Other deductions                             1,021        2,083         1,678
                                          --------     --------      --------
    Total costs and expenses               169,970      157,393       151,923
                                           -------      -------       -------

Income from continuing operations before
  income taxes and minority interests        7,714        6,620         8,331
Income taxes                                 1,069        1,723         2,316
Minority interests                              53           56            18
                                           -------       ------       -------
Income from continuing operations before
  cumulative effect of accounting change     6,698        4,953         6,033
Income from discontinued operations              -           10           900
Cumulative effect of accounting change           -            -           (52)
                                         ---------    ---------       --------
    Net income                               6,698        4,963         6,881
Premium on exchange of/tender offer for
  preference stocks                             26            -           153
Dividends on preference stocks                  72           81           211
                                          --------     --------       -------
    Earnings on common stocks               $6,600       $4,882        $6,517
                                             =====        =====         =====

Basic earnings per share attributable to common stocks

$1-2/3 par value common stock
  Continuing operations                      $8.70        $6.07         $7.14
  Discontinued operations                        -        (0.01)         0.14
  Cumulative effect of accounting change         -            -         (0.07)
                                             ------      -------         ----
    Earnings per share attributable to
      $1-2/3 par value                       $8.70        $6.06         $7.21
                                              ====         ====          ====

Income from discontinued operations
  attributable to Class E                    $   -        $0.04         $1.96
                                            ------         ----          ----
Earnings per share attributable to Class H
  (prior to its recapitalization on
   December 17, 1997)                        $3.17        $2.88         $2.77
Earnings per share attributable to Class H
  (subsequent to its recapitalization on
   December 17, 1997)                        $0.02        $   -         $   -
                                              ----         ----          ----

Diluted earnings per share attributable to common stocks

$1-2/3 par value common stock
  Continuing operations                       $8.62        $6.03        $7.14
  Discontinued operations                        -         (0.01)        0.14
  Cumulative effect of accounting change         -            -         (0.07)
                                               ----         ----         ----
    Earnings per share attributable to
      $1-2/3 par value                        $8.62        $6.02        $7.21
                                               ====         ====         ====

Income from discontinued operations
  attributable to Class E                     $   -        $0.04        $1.96
                                               ----         ----         ----

Earnings per share attributable to Class H
  (prior to its recapitalization on
  December 17, 1997)                          $3.17        $2.88        $2.77
Earnings per share attributable to Class H
  (subsequent to its recapitalization on
   December 17, 1997)                         $0.02        $   -        $   -
                                               ----         -----        -----

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

                                                             December 31,
                        ASSETS                             1997         1996
                                                           ----         ----
                                                         (Dollars in Millions)

Cash and cash equivalents                               $11,262       $14,063
Other marketable securities                              11,722         8,199
                                                         ------      --------
  Total cash and marketable securities                   22,984        22,262
Finance receivables - net                                58,870        57,550
Accounts and notes receivable (less allowances)           7,493         6,557
Inventories (less allowances)                            12,102        11,898
Deferred income taxes                                    22,478        19,510
Equipment on operating leases (less accumulated
  depreciation)                                          33,302        30,112
Property - net                                           34,567        37,504
Intangible assets - net                                  11,469        12,691
Other assets                                             25,623        24,058
                                                       --------      --------
    Total assets                                       $228,888      $222,142
                                                        =======       =======

               LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable (principally trade)                    $15,782       $14,221
Notes and loans payable                                  93,027        85,300
Deferred income taxes                                     4,267         3,207
Postretirement benefits other than pensions              41,168        43,190
Pensions                                                                6,691
7,599
Other liabilities                                        49,498        45,115
                                                       --------      --------
    Total liabilities                                   210,433       198,632
                                                        -------       -------

Minority interests                                          727            92
General Motors - obligated mandatorily redeemable
  preferred securities of subsidiary trusts holding solely
  junior subordinated debentures of General Motors
    Series D                                                 79             -
    Series G                                                143             -

Stockholders' equity
Preference stocks                                             1             1
Common stocks
  $1-2/3 par value (issued, 693,456,394 and
    756,619,625 shares)                                   1,156         1,261
  Class H (issued, 100,075,000 shares in 1996)                -            10
  Class H (issued, 103,885,803 shares in 1997)               10             -
Capital surplus (principally additional paid-in capital) 15,369        19,189
Retained earnings                                         5,416         6,137
    Subtotal                                             21,952        26,598
Accumulated foreign currency translation adjustments       (888)         (113)
Net unrealized gains on securities                          504           423
Minimum pension liability adjustment                     (4,062)       (3,490)
                                                          -----         -----
      Total stockholders' equity                         17,506        23,418
    Total liabilities and stockholders' equity         $228,888      $222,142

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      Years Ended December 31,
                                                    1997        1996        1995
                                                        (Dollars in Millions)

Cash flows from operating activities
  Income from continuing operations before
    cumulative effect of accounting change      $6,698       $4,953      $6,033
  Adjustments to reconcile income from
    continuing operations before cumulative
    effect of accounting change to net cash
    provided by operating activities
      Depreciation and amortization expenses    16,616       11,840      11,213
      Gain on Hughes Defense spin-off           (4,269)           -           -
      Net (payments and VEBA contribution)
        expense - postretirement benefits
        other than pensions                     (1,425)       1,575       1,684
      Net expense (contributions) - pensions       240          801      (2,932)
      Originations and purchases of mortgage
        loans                                  (30,878)     (19,455)    (12,086)
      Proceeds on sales of mortgage loans       28,543       18,157      11,613
      Originations and purchases of mortgage
        securities                              (2,516)        (970)       (515)
      Proceeds on sales of mortgage securities   1,449          758         533
      Change in other investments, misc.
        assets, etc.                            (1,837)        (713)       (510)
      Change in other operating assets and
        liabilities                              2,237          184         751
      Other                                       (607)       1,379         765
                                               -------       ------     -------
Net cash provided by operating activities       14,251       18,509      16,549
                                                ------       ------      ------

Cash flows from investing activities
  Expenditures for property                    (10,320)      (9,949)     (8,786)
  Investments in other marketable securities
    - acquisitions                             (30,897)     (27,431)    (17,794)
  Investments in other marketable securities
    - liquidations                              29,279       24,966      17,254
  Finance receivables - acquisitions          (163,614)    (155,477)   (163,033)
  Finance receivables - liquidations           129,577      120,253     134,265
  Finance receivables - other                    1,354          312         244
  Proceeds from sales of finance receivables    31,191       36,657      25,389
  Operating leases - acquisitions              (19,879)     (18,494)    (15,125)
  Operating leases - liquidations               12,467       10,507       6,268
  Proceeds from borrowings of Hughes Defense
    prior to the Hughes Defense spin-off         4,006            -           -
  Investments in companies, net of cash
    acquired                                    (2,296)       (167)        (381)
  Special inter-company payment from EDS             -         500            -
  Other                                            378         980         (358)
                                              --------     --------    --------
Net cash used in investing activities          (18,754)    (17,343)     (22,057)
                                                ------       ------      ------

Cash flows from financing activities
  Net increase in loans payable                  5,069         662        6,227
  Increase in long-term debt                    14,971      15,933       11,242
  Decrease in long-term debt                   (12,429)    (12,810)      (9,580)
  Repurchases of common and preference stocks   (4,365)       (251)      (1,681)
  Proceeds from issuing common stocks              614         480          453
  Cash dividends paid to stockholders           (1,645)     (1,530)      (1,328)
                                                 -----        -----       -----
Net cash provided by financing activities        2,215       2,484        5,333
                                                ------       ------      ------

Effect of exchange rate changes on cash and
  cash equivalents                                (513)       (185)         146
                                                ------      ------        -----
Net cash (used in) provided by continuing
  operations                                    (2,801)      3,465          (29)
Net cash provided by discontinued operations         -         103          193
Net (decrease) increase in cash and cash
  equivalents                                   (2,801)      3,568          164
Cash and cash equivalents at beginning of
  the year                                      14,063      10,495       10,331
Cash and cash equivalents at end of
  the year                                     $11,262     $14,063      $10,495

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income With Financing and Insurance Operations on an Equity Basis

                                                 Years Ended December 31,
                                               1997       1996        1995
                                               ----       ----        ----
                                                  (Dollars in Millions)

Net sales and revenues                     $153,781    $145,427    $143,754
                                            -------     -------     -------

Costs and expenses
  Cost of sales and other operating charges,
    exclusive of items listed below         129,962     123,966     121,312
  Selling, general, and administrative
    expenses                                 13,254      11,827      10,195
  Depreciation and amortization expenses     11,803       7,145       6,787
  Plant closing expense (adjustments)            80        (727)          -
                                            -------     -------     -------
    Total costs and expenses                155,099     142,211     138,294
                                            -------     -------     -------

Operating (loss) income                      (1,318)      3,216       5,460

Other income less income deductions           7,836       2,056       1,150
Interest expense                                971         859         344
                                             ------     -------     -------
Income from continuing operations before income
  taxes, minority interests, and earnings of
  nonconsolidated affiliates                  5,547       4,413       6,266
Income taxes                                    155         885       1,563
                                             ------     -------       -----
Income from continuing operations before minority
  interests, earnings of nonconsolidated affiliates,
  and cumulative effect of accounting change  5,392       3,528       4,703
Minority interests                               66          56          18
Earnings of nonconsolidated affiliates        1,240       1,369       1,312
                                              -----       -----       -----
Income from continuing operations before
  cumulative effective of accounting change   6,698       4,953       6,033
Income from discontinued operations               -          10         900
Cumulative effect of accounting change (1)        -           -         (52)
                                             ------      ------       -----
  Net income                                 $6,698      $4,963      $6,881
                                              =====       =====       =====

  Net profit margin (2)                          4.4%        3.4%        4.8%

(1)  Effective January 1, 1995, GM adopted EITF Issue No. 95-1.

(2) Net profit margin represents net income as a percentage of net sales and revenues.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets With Financing and Insurance Operations on an Equity Basis

                                                           December 31,
                                                        1997         1996
                     ASSETS                           (Dollars in Millions)

Cash and cash equivalents                               $10,685     $13,320
Other marketable securities                               3,826       3,642
                                                        -------     -------
  Total cash and marketable securities                   14,511      16,962
Accounts and notes receivable (less allowances)
  Trade                                                   5,164       4,909
  Nonconsolidated affiliates                                836         927
Inventories (less allowances)                            12,102      11,898
Equipment on operating leases (less accumulated
  depreciation)                                           4,677       3,918
Deferred income taxes and other                           6,278       5,327
   Total current assets                                  43,568      43,941

Equity in net assets of nonconsolidated affiliates       10,164       9,855
Deferred income taxes                                    20,721      20,075
Other investments and miscellaneous assets               13,564      11,712
Property - net                                           33,914      37,156
Intangible assets - net                                  10,752      12,523
                                                       --------    --------
   Total assets                                        $132,683    $135,262
                                                        =======     =======

          LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                        $12,474     $11,527
Loans payable                                               656       1,214
Accrued liabilities and customer deposits                33,459      29,822
                                                         ------      ------
   Total current liabilities                             46,589      42,563

Long-term debt                                            5,491       5,192
Capitalized leases                                          185         198
Postretirement benefits other than pensions              38,388      40,578
Pensions                                                              3,929
5,966
Other liabilities and deferred income taxes              19,678      17,255
                                                       --------    --------
   Total liabilities                                    114,260     111,752
                                                        -------     -------

Minority interests                                          695          92
General Motors - obligated mandatorily redeemable preferred
  securities of subsidiary trusts holding solely junior
  subordinated debentures of General Motors
   Series D                                                  79           -
   Series G                                                 143           -
Stockholders' equity                                     17,506      23,418
                                                       --------    --------
   Total liabilities and stockholders' equity          $132,683    $135,262
                                                        =======     =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows With Financing and Insurance Operations on an Equity Basis

                                                    Years Ended December 31,
                                                 1997        1996       1995
                                                 ----        ----       ----
Cash flows from operating activities               (Dollars in Millions)
   Income from continuing operations before
    cumulative effect of accounting change      $6,698      $4,953    $6,033
   Adjustments to reconcile income from
    continuing operations before cumulative
    effect of accounting change to net cash
    provided by operating activities
      Depreciation and amortization expenses    11,803       7,145     6,787
      Gain on Hughes Defense spin-off           (4,269)          -         -
      Net (payments and VEBA contribution)
         expense - postretirement benefits
         other than pensions                    (1,448)      1,549     1,659
      Net expense (contributions) - pensions       240         801    (2,932)
      Change in other operating assets and liabilities
          Accounts receivable                   (1,067)      1,196      (137)
          Prepaid expenses and other
            deferred charges                       604        (426)       11
          Inventories                             (716)       (757)   (1,214)
          Accounts payable                       1,163         898      (288)
          Deferred taxes and income taxes
            payable                             (2,651)       (303)    1,077
          Other liabilities                      4,292         517       576
      Other                                       (751)      1,133      (470)
                                               -------     -------   -------
Net cash provided by operating activities       13,898      16,706    11,102
                                                ------      ------    ------

Cash flows from investing activities
  Expenditures for property                     (9,801)     (9,606)   (8,653)
  Investments in other marketable securities
    - acquisitions                             (13,167)    (14,340)   (5,581)
  Investments in other marketable securities
    - liquidations                              12,984      11,891     5,496
  Operating leases - acquisitions               (5,680)     (4,090)   (1,090)
  Operating leases - liquidations                3,711       3,819       506
  Proceeds from borrowings of Hughes Defense
    prior to the Hughes Defense spin-off         4,006           -         -
  Investments in companies, net of cash
    acquired                                    (1,875)       (166)     (381)
  Special inter-company payment from EDS             -         500         -
  Other                                            476         847       310
                                                ------    --------   -------
Net cash used in investing activities           (9,346)    (11,145)   (9,393)
                                                 -----      ------     -----

Cash flows from financing activities
  Net (decrease) increase in loans payable        (558)       (971)    1,383
  Increase in long-term debt                       398       1,937       646
  Decrease in long-term debt                    (1,118)       (871)   (1,597)
  Repurchases of common and preference stocks   (4,365)       (251)   (1,681)
  Proceeds from issuing common stocks              614         480       453
  Cash dividends paid to stockholders           (1,645)     (1,530)   (1,328)
                                                 -----       -----     -----
Net cash used in financing activities           (6,674)     (1,206)   (2,124)
                                                 -----       -----     -----

Effect of exchange rate changes on cash and
   cash equivalents                               (513)       (185)      146
                                               -------       ------    -----

Net cash (used in) provided by continuing
  operations                                    (2,635)      4,170      (269)
Net cash provided by discontinued operations         -         103       193
Net (decrease) increase in cash and cash
  equivalents                                   (2,635)      4,273       (76)
Cash and cash equivalents at beginning of
  the year                                      13,320       9,047     9,123
Cash and cash equivalents at end of the year   $10,685     $13,320    $9,047













                                    - 30 -
                       HUGHES ELECTRONICS NEWS RELEASE

Los Angeles, January 26, 1998 - In its first earnings release as a satellite and wireless communications company, the "new" Hughes Electronics Corporation (Hughes) today reported that full-year 1997 revenues increased 27.9% to $5,128.3 million compared with $4,008.7 million in 1996.

     Operating profit, before the effects of purchase accounting adjustments related to General Motors' (GM) acquisition of Hughes Aircraft Company in 1985, increased 45.8% in 1997 to $306.4 million compared with $210.1 million in 1996. Full-year operating profit margin on the same basis rose to 6.0% from 5.2% in 1996.

     "The solid financial performance reported in our first earnings release demonstrates the tremendous growth opportunities we have in our satellite and wireless communications businesses" said Michael T. Smith, Hughes chairman and chief executive officer. "The full-year revenue and operating profit increases were propelled by strong DIRECTV subscriber growth, including a record-setting fourth quarter for new subscribers. In addition, higher sales of commercial satellites and completion of the PanAmSat merger in May 1997 contributed to the strong financial showing by Hughes."

     "Now that the Hughes Defense and Delco Electronics transactions are behind us, it is exciting to focus all of our resources on our dynamic telecommunications and space businesses," Mr. Smith further noted. "We will use our strong balance sheet, experienced management team and exceptional employee base to build on our market leadership, creating significant growth and value opportunities."

     Full year 1997 earnings, adjusted to exclude GM purchase accounting adjustments, were $470.7 million compared with $183.5 million in 1996. Earnings per share on the same basis for the full year were $1.18 per share versus $0.46 per share in 1996. Included in 1997 results were a $318.3 million after-tax gain ($0.80 per share) related to the PanAmSat merger, a $62.8 million after-tax gain ($0.16 per share) related to the sale of Hughes-Avicom International and a $20.6 million after-tax extraordinary charge ($0.05 per share) associated with PanAmSat's tender offer to retire its high-yield debt securities. Earnings in 1996 included a $71.6 million after-tax gain ($0.18 per share) recognized from the sale of 2.5% of DIRECTV to AT&T. Excluding these one-time items, full-year earnings were $110.2 million compared with $111.9 million in 1996 and earnings per share were $0.28 in both years. When comparing the years, the strong operating profit improvement in 1997 was offset by nonoperating items such as increased interest expense and losses related to investments in affiliated companies.

                       Fourth Quarter Financial Review

     Revenues for the fourth quarter increased 38.8% to $1,694.6 million compared with revenues of $1,221.2 million for the same period in 1996. The increase was principally due to record DIRECTV subscriber growth, higher sales of commercial satellites, and the PanAmSat merger.

     Fourth quarter operating profit (excluding GM purchase accounting adjustments) increased 40.6% to $91.8 million from $65.3 million in last year's fourth quarter. The increase was mostly related to higher commercial satellite sales and the PanAmSat merger, partially offset by higher DIRECTV operating losses. Operating profit margin on the same basis was 5.4% compared with 5.3% in last year's fourth quarter.

     Earnings, adjusted to exclude GM purchasing accounting adjustments, were $70.0 million in the period compared with $33.1 million last year. Earnings per share on the same basis in the fourth quarter were $0.18 per share versus $0.08 per share last year. Excluding the one-time items, earnings were $27.8 million versus $33.1 million in last year's fourth quarter. Earnings per share on the same basis were $0.07 in the quarter compared with $0.08 in 1996. When comparing the quarters, the strong operating profit improvement in the fourth quarter of 1997 was more than offset by nonoperating items such as increased interest expense and losses related to investments in affiliated companies.

          Segment Financial Review: Calendar Year and Fourth Quarter

                           Direct-To-Home Broadcast

     For the full year, revenues more than doubled to $1,276.9 million from $621.0 million in 1996. The increase was a result of strong subscriber growth, solid average monthly revenue per subscriber, and continued low subscriber churn rates in the United States and Latin America. Domestic DIRECTV fueled this growth with revenues of $1,103 million, a 78% increase over last year's revenue of $618 million. The Company's Latin American DIRECTV subsidiary, Galaxy Latin America (GLA), had revenues of $70 million compared with $3 million in 1996. Total DIRECTV subscribers as of December 31, 1997 were 3,301,000 in the United States and 300,000 in Latin America. In addition, DIRECTV Japan initiated its service in December 1997.

     The operating loss in 1997 was $254.6 million compared with an operating loss of $319.8 million in 1996. The lower operating loss in 1997 was principally due to increased subscriber revenues which more than offset higher marketing expenditures. The full-year 1997 operating loss for domestic DIRECTV was $137 million compared with $192 million in 1996. GLA's operating loss was $116 million in 1997 versus $131 million in 1996.

     Revenues for the quarter were $415.9 million, an increase of 79.7% over revenues of $231.4 million for the same period in 1996. The increase was a result of record subscriber growth, continued strong average monthly revenue per subscriber, and low subscriber churn rates in both the United States and Latin America. In the fourth quarter, domestic DIRECTV revenues increased 46.7% to $330 million from $225 million and GLA's revenues increased to $28 million from $3 million in 1996. Domestic DIRECTV attained its best-ever quarterly subscriber growth with the addition of 409,000 net subscribers in the United States and GLA added 67,000 net subscribers in Latin America.

     The operating loss in the quarter was $95.9 million compared with a loss of $90.9 million in 1996. The higher loss was primarily due to increased marketing expenses in the United States related to new promotions and increased advertising expenditures which more than offset a lower operating loss in GLA. The operating loss in the domestic DIRECTV business was $62 million compared with $24 million in last year's fourth quarter and GLA's operating loss was $27 million compared with $60 million last year.

                              Satellite Services

     Revenues in 1997 increased 30.5% to $630.0 million from $482.7 million in 1996. Full-year operating profit was $296.2 million, an increase of 22.2% over last year's operating profit of $242.4 million. The revenue and operating profit growth were primarily due to the May 1997 PanAmSat merger and increased operating lease revenues for both video distribution and business communications services. Operating profit margin in the period declined to 47.0% from 50.2% last year principally due to goodwill amortization associated with the PanAmSat merger.

     Fourth quarter 1997 revenues were up 74.5% to $197.9 million compared with $113.4 million in the prior year's comparable period. Operating profit in the quarter rose 71.7% to $91.7 million from $53.4 million in 1996. The revenue and operating profit growth were primarily due to the May 1997 PanAmSat merger and increased operating leases revenues for both video distribution and business communications services. Operating profit margin in the period declined to 46.3% from 47.1% last year primarily due to goodwill amortization associated with the PanAmSat merger.

                           Satellite Manufacturing

     For the full year, revenues increased 21.2% to $2,491.9 million from $2,056.4 million last year primarily due to higher commercial satellite sales to customers including ICO Global Communications, Orion Asia Pacific Corporation, Japan Satellite Systems, Inc., PanAmSat Corporation, Telenor, Telecommunicaciones de Mexico and Thuraya Satellite Telecommunications Company.

     Operating profit in 1997 was $226.3 million, an increase of 23.5% over $183.3 million in 1996. The increase was primarily due to higher commercial program sales. Operating profit margin for the year was 9.1% compared with 8.9% last year.

     Fourth quarter 1997 revenues increased 30.5% to $743.8 million from revenues of $570.0 million in the same period in 1996 principally due to increased commercial satellite sales. Operating profit in the fourth quarter increased 80.5% to $66.6 million from $36.9 million in the prior year's fourth quarter. The increase is principally due to reduced development costs related to the geostationary satellite mobile telephony product line and higher commercial program sales. Consequently, fourth quarter operating profit margin increased to 9.0% compared with 6.5% last year.

                               Network Systems

     Full-year revenues for Hughes Network Systems (HNS) were $1,011.3 million compared with $1,070.0 million in 1996. The decline was primarily due to lower domestic mobile cellular telephone equipment sales which were partially offset by higher satellite-based mobile telephony equipment sales.

     HNS operating profit in 1997 was $74.1 million versus $107.7 million in 1996 and operating profit margin declined to 7.3% from 10.1% last year. These decreases were primarily the result of lower domestic mobile cellular telephone equipment sales and higher marketing expenditures associated with the launch of the DirecPC/DirecDuo products.

     HNS revenues in the fourth quarter were $402.4 million compared with $412.4 million in the same period last year. Operating profit in the quarter increased 9.4% to $68.5 million from $62.6 million in 1996. The operating profit increase was principally a result of improved margins associated with the sale of international wireless local loop telephone systems which more than offset the higher marketing expenses related to the introduction of the DirecPC/DirecDuo products. As a result, operating profit margin in the quarter increased to 17.0% from 15.2% last year.

                                Balance Sheet

     The 1997 year-end cash balance of $2,783.8 million reflects the $4.0 billion cash injection received at the completion of the Hughes Defense and Delco Electronics transactions, repayment of a $1,725 million loan from GM used to facilitate the 1997 PanAmSat merger, and existing Hughes Electronics cash of approximately $500 million.

     Year-end 1997 long-term debt was $637.6 million consisting primarily of PanAmSat's revolving bank debt used to finance a tender offer for high-yield debt securities completed on December 24, 1997. The tender offer and refinancing substantially reduced the restrictive liens and covenants contained in the high-yield debt securities, thereby increasing PanAmSat's financial flexibility and reducing annual interest expense. On January 16, 1998, PanAmSat issued $750 million of privately-placed debt securities with maturities between five and 30 years at interest rates ranging between six and seven percent. The net proceeds from the offering were used to repay bank loans incurred to finance the tender offer and for general corporate purposes.











Basis of Financial Statements - the financial information herein pertains only to those telecommunications and space businesses of the new Hughes and does not include financial information related to Hughes Defense and Delco Electronics. As described above, the Hughes Transactions, which include the spin-off and merger of Hughes Defense with Raytheon Company and the transfer of Delco Electronics to GM's Delphi Automotive Systems, had a significant impact on the balance sheet. At December 31, 1996, the balance sheet reflects the telecommunications and space businesses as subsidiaries or divisions of the parent company, Hughes Electronics, which provided necessary funding. As a result, cash and debt balances were minimal. At December 31, 1997, however, the balance sheet includes the effects of the Hughes Transactions, including a cash injection, the repayment of certain debt, and the contribution of certain other assets and liabilities from the parent company.

STATEMENT OF INCOME AND PRO FORMA
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)
                                                           Year Ended
                                       Fourth Quarter      December 31,
                                       1997      1996     1997        1996
                                       ----      ----     ----        ------
Revenues
Product sales                       $1,079.2 $1,040.8   $3,143.6    $3,009.0
Direct broadcast, leasing and other
   services                            615.4    180.4    1,984.7       999.7
----------------------------------   -------    -----      -----     -------

   Total Revenues                    1,694.6  1,221.2    5,128.3     4,008.7
   --------------                    -------  -------    -------     --------

Operating Costs and Expenses
Cost of products sold                  807.0    728.0    2,493.3     2,183.7
Broadcast programming and other costs  288.8    138.2      912.3       631.8
Selling, general, and administrative
  expenses                             405.9    236.8    1,119.9       788.5
Depreciation and amortization          101.1     52.9      296.4       194.6
Amortization of GM purchase accounting
   adjustments related to Hughes
   Aircraft Company                      5.1      5.1       21.0        21.0
Total Operating Costs and Expenses   1,607.9  1,161.0    4,842.9     3,819.6

Operating Profit                        86.7     60.2      285.4       189.1

Interest income                         15.0      1.8       33.1         6.8
Interest expense                       (32.9)   (12.8)     (91.0)      (42.9)
Other, net                             (61.9)   (20.9)     390.7        69.1
----------                             ------   ------     -----        -----

Income from Continuing Operations
   Before Income Taxes, Minority
   Interests and Extraordinary Item      6.9     28.3      618.2       222.1

Income taxes (credit)                   (7.8)    22.8      236.7       104.8
Minority interests in net losses
  of subsidiaries                        8.0     23.2       24.8        52.6
---------------------------------        ---     ----       ----        ----

Income from continuing operations before
   extraordinary item                   22.7     28.7      406.3       169.9

Income (Loss) from discontinued operations,
   net of taxes                          0.0     (0.7)       1.2        (7.4)
Gain on sale of discontinued operations,
    net of taxes                        62.8                62.8
--------------------------------        ----                ----

Income before extraordinary item        85.5     28.0      470.3       162.5
Extraordinary item, net of taxes       (20.6)              (20.6)
--------------------------------       ------    -----     ------     ------

Net Income                             $64.9    $28.0     $449.7      $162.5
==========                             =====    =====     ======      ======

Pro Forma Net Earnings Attributable to
   General Motors Class H Common Stock:
   Net income                          $64.9    $28.0     $449.7      $162.5
   Adjustments to exclude the effect
      of GM purchase accounting
      adjustments related to Hughes
      Aircraft Company                   5.1      5.1       21.0        21.0
----------------------------------       ---      ---       ----        ----
Net Earnings Used for Pro Forma
   Computation of Available Separate
   Consolidated Net Income             $70.0    $33.1     $470.7      $183.5
====================================    ====     ====      =====       =====

Pro Forma Available Separate
   Consolidated Net Income             $18.0     $8.2     $119.4       $45.2
   ==========================          =====     ====     ======       =====
Pro Forma Net Earnings Attributable to
   General Motors Class H Common Stock
   on a Per Share Basis                $0.18     $0.08       $1.18     $0.46
====================================   =====     =====       =====     =====


Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.
                                    - 34 -


BALANCE SHEET
(Dollars in Millions)
                                                    Years Ended December 31,
ASSETS                                               1997              1996
------                                            ----------        ---------
Current Assets
Cash and cash equivalents                          $2,783.8             $6.7
Accounts and notes receivable                         662.8            423.0
Contracts in process                                  575.6            401.4
Inventories                                           486.4            423.1
Net assets of discontinued operations                   -               35.0
Deferred subscriber acquisition costs                  26.4             97.5
Prepaid expenses, including deferred income taxes     270.9            110.4
-------------------------------------------------     -----            ------

Total Current Assets                                4,805.9          1,497.1
Satellites - Net                                    2,643.4          1,056.6
Property - Net                                        889.7            690.8
Net Investment in Sales-type Leases                   337.6            320.6
Intangible Assets - Net                             2,954.8            468.0
Investments and Other Assets                        1,132.4            383.3
----------------------------                        --------           ------

Total Assets                                      $12,763.8         $4,416.4
------------                                      ----------        ---------

LIABILITIES AND OWNER'S EQUITY
Current Liabilities
Accounts payable                                     $472.8           $359.0
Advances on contracts                                 209.8            287.8
Deferred revenues                                     110.6            142.8
Accrued liabilities                                   689.4            430.0

Total Current Liabilities                           1,482.6          1,219.6
Long-Term Debt and Capitalized Leases                 637.6               -
Deferred Gains on Sales and Leasebacks                191.9            234.8
Accrued Operating Leaseback Expense                   100.2            107.8
Postretirement Benefits Other Than Pensions           154.8               -
Other Liabilities and Deferred Credits                706.4            136.9
Deferred Income Taxes                                 570.8            204.1
Minority Interests                                    607.8             21.6
Owner's Equity                                      8,311.7          2,491.6
--------------                                      --------         --------

Total Liabilities and Owner's Equity              $12,763.8         $4,416.4
====================================               ========          =======

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.














                                    - 35 -
STATEMENT OF CASH FLOWS
(Dollars in Millions)
                                                     Years Ended December 31,
                                                      1997             1996
Cash Flows from Operating Activities
Net income                                           $449.7           $162.5
Adjustments to reconcile net income to net cash provided by
continuing operations
   (Income) loss from discontinued operations          (1.2)             7.4
   Gain on sale of discontinued operations            (62.8)              -
   Extraordinary item, net of taxes                    20.6               -
   Depreciation and amortization                      296.4            194.6
   Amortization of GM purchase accounting adjustments
      related to Hughes Aircraft Company               21.0             21.0
   Net gain on sale of investments and businesses
      sold                                           (489.7)          (120.3)
   Gross profit on sales-type leases                  (33.6)           (51.8)
   Deferred income taxes and other                    285.5             91.9
   Change in other operating assets and liabilities
      Accounts receivable                            (228.0)          (120.1)
      Contracts in process                           (174.2)            54.1
      Inventories                                     (60.7)          (121.5)
      Deferred subscriber acquisition costs            71.1            (97.5)
      Collections of principal on net investment
        in sales-type leases                           26.9             31.2
      Accounts payable                               (184.1)           116.8
      Advances on contracts                           (95.6)            97.6
      Accrued liabilities                             217.8             22.4
      Deferred revenues                               (32.2)           113.7
      Deferred gains on sales and leasebacks          (42.9)           (57.2)
      Other                                          (144.3)            (9.6)
      -----                                          -------            -----
      Net Cash Provided by (Used in)
        Continuing Operations                        (160.3)           335.2
Net Cash Used by Discontinued Operations              (15.9)            (8.0)
      Net Cash Provided by (Used in)
        Operating Activities                         (176.2)           327.2

Cash Flows from Investing Activities
Investment in companies, net of cash acquired      (1,466.2)              -
Expenditures for property                            (251.3)          (261.5)
Increase in satellites                               (633.5)          (191.6)
Proceeds from sale of long-term investments           242.0               -
Proceeds from sale and leaseback of satellite
   transponders with General Motors Acceptance
   Corporation                                            -            252.0
Proceeds from sale of minority interest in subsidiary     -            137.5
Repurchase of minority interest in subsidiary        (161.8)              -
Proceeds from sale of discontinued operations         155.0               -
Proceeds from disposal of property                     55.1             15.3
   Net Cash Used in Investing Activities           (2,060.7)           (48.3)
   -------------------------------------           ---------           ------

Cash Flows from Financing Activities
Long-term debt borrowings                           2,383.3               -
Repayment of long-term debt                        (2,851.9)              -
Premium paid to retire debt                           (34.4)              -
Contributions from (distributions to) Parent
   Company                                          1,124.2           (279.8)
Capital infusion resulting from Hughes transactions 4,392.8               -
--------------------------------------------------- -------               -
   Net Cash Provided by (Used in) Financing
    Activities                                      5,014.0           (279.8)

Net increase (decrease) in cash and cash
  equivalents                                       2,777.1             (0.9)
Cash and cash equivalents at beginning of the year      6.7              7.6
--------------------------------------------------      ---              ----
Cash and cash equivalents at end of the year       $2,783.8             $6.7
============================================       ========             =====

Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                           Years Ended
                                      Fourth Quarter       December 31,
                                      1997      1996     1997        1996
                                      ----      ----     ----        ------
DIRECT-TO-HOME BROADCAST
Total Revenues                      $415.9     $231.4 $1,276.9      $621.0
Operating Loss                      $(95.9)    $(90.9) $(254.6)    $(319.8)
Depreciation and Amortization        $23.6      $19.7    $86.1       $67.3
Capital Expenditures                 $51.4      $33.6   $105.6       $63.5
--------------------                 ------     ------  -------      ------
SATELLITE SERVICES
Total Revenues                      $197.9     $113.4   $630.0      $482.7
Operating Profit                     $91.7      $53.4   $296.2      $242.4
Operating Profit Margin               46.3%      47.1%    47.0%       50.2%
Depreciation and Amortization (1)    $53.0       $6.3   $141.9       $55.2
Capital Expenditures (2)            $199.1     $144.5   $625.7      $308.7
------------------------            -------    -------  -------     -------
SATELLITE MANUFACTURING
Total Revenues                      $743.8     $570.0 $2,491.9    $2,056.4
Operating Profit                     $66.6      $36.9   $226.3      $183.3
Operating Profit Margin                9.0%       6.5%     9.1%        8.9%
Depreciation and Amortization (1)    $11.7       $8.9    $39.4       $34.4
Capital Expenditures                 $45.7      $40.8   $113.9       $87.8
--------------------                 ------     ------  -------      ------
NETWORK SYSTEMS
Total Revenues                      $402.4     $412.4 $1,011.3    $1,070.0
Operating Profit                     $68.5      $62.6    $74.1      $107.7
Operating Profit Margin               17.0%      15.2%     7.3%       10.1%
Depreciation and Amortization        $10.3       $8.8    $32.0       $28.3
Capital Expenditures                 $10.1       $7.3    $43.1       $45.4
====================                 ======      =====   ======      ======

Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.
* The Consolidated Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company. However, as provided in the General Motors Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically exclude such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which exclude the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, are presented.
 (1)Excludes amortization arising from purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company amounting to $0.8 million in each of the fourth quarters and $3.3 million in each of the years ended for the Satellite Services segment and $4.3 million in each of the fourth quarters and $17.7 million in each of the years ended for the Satellite Manufacturing segment.
(2)Includes expenditures related to satellites amounting to $165.1 million, $45.3 million, $575.3 million, and $259.2 million, respectively.

                              GMAC NEWS RELEASE

                 GMAC ANNOUNCES HIGHEST EARNINGS IN SIX YEARS

   DETROIT -- General Motors Acceptance Corporation (GMAC) reported 1997 consolidated net income of $1,301 million, up 5% from the $1,240 million earned in 1996, GMAC President John D. Finnegan announced today. These earnings were the highest recorded by GMAC since 1991.

   In 1997, net income from auto financing operations totaled $910 million, down 4% from the $946 million earned in 1996. Earnings were lower due to reduced net financing margins partially offset by lower losses and loss provisions and operating expenses.

    GMAC's insurance operations earned a record $224 million in 1997, up 17% from the $192 million earned in 1996. The increase is principally due to favorable underwriting experience and higher capital gains.

   GMAC's mortgage operations also generated a record net income of $167 million in 1997, up 64% from the $102 million earned in 1996, driven by a significant increase in commercial mortgage assets and a shift to higher margin products. Overall origination levels increased to $31 billion, and the mortgage servicing portfolio grew by 31% to $144 billion.

Fourth quarter 1997 consolidated results totaled $279 million, up 2% from the $274 million earned in the final quarter of 1996. For the quarter, net income from auto financing operations totaled $186 million, up from $175 million earned a year ago. Net income from GMAC's insurance operations for the fourth quarter of 1997 totaled $54 million, compared to $68 million earned a year ago. Net income from GMAC's mortgage operations was $39 million for the fourth quarter of 1997, up from the $31 million for the fourth quarter of 1996.

                                    * * *

       Principal Important Factors Relating To Forward-Looking Statements

         Following are the principal important factors which may cause actual results to differ materially from those expressed in forward-looking statements made by management of General Motors Corporation and Hughes Electronics Corporation during telephonic presentations to and discussions with securities analysts and the media following the Corporation's release of fourth quarter and calendar year earnings for 1997:

         1. Changes in economic conditions, currency exchange rates or political stability in the major markets where the Corporation procures material, components and supplies for the production of its principal products or where its products are produced, distributed or sold (i.e., North America, Europe, Latin America and Asia-Pacific), including the effects of current economic problems in Asia and political problems in the Near East.
         2. Shortages of fuel or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where the Corporation purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.

         3. Significant changes in the competitive environment in the major markets where the Corporation purchases material, components and supplies for the production of its products or where its products are produced, distributed or sold.
         4. Changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, distribution or sale of the Corporation's products, the cost thereof or applicable tax rates.
         5. The ability of the Corporation to achieve reductions in cost and employment levels, to realize production efficiencies and to implement capital expenditures, all at the levels and times planned by management.
         6. The ability of the Corporation to achieve the sale of assets held for disposal by its Delphi Automotive Systems Group within the timing and revenue levels and upon the terms contemplated by management.
         7. With respect to the Corporation's Hughes Electronics subsidiary, additional risk factors include: the ability to achieve subscriber growth in its Direct-to-Home businesses, ability to sustain technological competitiveness, failure of planned satellite launches, and access to capital and financial flexibility in order to take advantages of new market opportunities, respond to competitive pressures and react quickly to other major changes in the marketplace.


                                 * * * * * *



                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                 (Registrant)
Date    January 27, 1998
        -----------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)